EXHIBIT 23.A

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES



The Board of Directors
Farmland Industries, Inc.:

     The audits referred to in our report dated October 21, 1994, except as to note 7.a., which is as of September 5, 1995, included the related financial statement schedules as of August 31, 1994, and for each of the years in the three-year period ended August 31, 1994, included in the Registration Statement in the accompanying index. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

    Our report dated October 21, 1994, except as to note 7.a., which is as of September 5, 1995, contains an explanatory paragraph concerning income tax adjustments proposed by the Internal Revenue Service on the gain on sale of Terra Resources, Inc.

    We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Consolidated Financial Data", and "Experts" in the Prospectus.



                              KPMG PEAT MARWICK LLP


Kansas City, Missouri
October 2, 1995